Exhibit 99.1

Volta Industries, Inc. and Tortoise Acquisition Corp. II Announce Planned Merger

Combined Company to Remain on the NYSE

●	Volta is a leading owner - operator of public electric vehicle charging infrastructure that is prominently located in places where drivers live, work, shop and play.

●	Volta has entered into a definitive business combination agreement with Tortoise Acquisition Corp. II (NYSE: SNPR).

●	The combined company is expected to be listed on the NYSE under the New Ticker “VLTA” once the transaction closes.

●	Pro Forma enterprise value of the transaction is estimated to be $1.4 billion.

●	Anticipated net proceeds of approximately $600 million (assuming minimal redemptions) will be used to accelerate Volta’s buildout of its charging network already in the pipeline. This includes an upsized $300 million fully committed private placement of common stock in the combined company (the “PIPE”). The PIPE is anchored by institutional investors including funds and accounts managed by BlackRock, Fidelity Management & Research Company, LLC and Neuberger Berman Funds.

●	Volta’s significant contract portfolio of real estate and retail partners (including Ahold Delhaize, Brookfield, Regency and others), as well as the company’s iconic installations at the United Center and Dignity Health Arena as examples, highlight Volta’s market leading position in convenience, high-accessibility public charging.

●	Existing Volta securityholders will roll 100% of their equity in the transaction and are expected to own approximately 64% of the company upon transaction close.

●	Pro forma implied equity value of the combined company of over $2 billion, at the $10.00 per share PIPE price and assuming minimal redemptions by Tortoise Acquisition Corp. II public shareholders. The transaction is expected to close late in the second quarter of 2021, subject to approval of shareholders of Tortoise Acquisition Corp. II and other customary closing conditions.

SAN FRANCISCO, CA AND LEAWOOD, KS, Feb 8, 2021 – Volta Industries, Inc. (“Volta”), an industry leader in commerce-centric electric vehicle (“EV”) charging networks, and Tortoise Acquisition Corp. II (NYSE: SNPR), a publicly traded special purpose acquisition company with a strategic focus on energy sustainability and decarbonizing transportation, today announced they intend to merge. Upon the closing of the transaction, the combined entity will be named Volta Inc. and remain on the New York Stock Exchange (“NYSE”) under the new ticker symbol “VLTA.”

The pro forma equity value of the combined company is expected to exceed $2 billion at the $10.00 per share PIPE price and assuming minimal redemptions by Tortoise Acquisition Corp. II public shareholders. The funds will be used to further accelerate Volta’s efforts to continue to grow and unlock the value of its contract portfolio, as well as increasing its investment in product, engineering and network charging infrastructure.

Anticipated net proceeds of approximately $600 million will be used to accelerate Volta’s buildout of its charging network already in the pipeline. This includes an upsized $300 million fully committed private placement of common stock in the combined company. The PIPE is anchored by institutional investors including funds and accounts managed by BlackRock, Fidelity Management & Research Company, LLC and Neuberger Berman Funds.

The pro forma enterprise value of the combined company is expected to be approximately $1.4 billion at the $10.00 per share PIPE price.

Unique to the EV market, Volta’s business model centers around evolving spending habits caused by the move to electric vehicles by building a charging infrastructure that reinforces desired behaviors at each location. Volta’s charging stations feature large eye-catching digital displays that function as a sophisticated media network, providing brands a way to reach millions of shoppers moments before they enter a store. These sponsor-supported charging stations provide energy to customers who are able to plug in their vehicles where and when they shop. Volta’s business partners who choose to have Volta charging stations installed report an increase in spend, dwell time and engagement on site. Currently located in 23 states and over 200 municipalities, Volta’s approach has gained significant acceptance and penetration in the market.

“Volta’s unique business model is poised to capture the vast consumer spending shifts that will accompany our society’s shift from carbon to electric,” said Scott Mercer, Founder and CEO of Volta. “With the shift to electric mobility, consumers will expect to fuel where they go.  Volta will anchor the infrastructure change, transforming fueling locations away from standalone gas stations to high traffic locations in the community where consumers live, work, and play.”

“We have looked for an opportunity where our capital could be the catalyst to unlock the full potential of a high-growth business with a market-leading position, and have drawn upon our expertise in the EV-space,” said Vince Cubbage, CEO and chairman of Tortoise Acquisition Corp. II. “Volta is a clear leader in EV infrastructure with exceptional unit economics and a truly differentiated business model. The visionary management team led by founder and CEO Scott Mercer, and co-founder and President Chris Wendel only reinforced our belief that Volta will be a leader.  We are thrilled that they chose us as partners to help them realize and accelerate the company’s enormous potential.  We are looking forward to supporting them as they continue to deploy their differentiated public charging network and do their part to contribute to a brighter and cleaner energy future.”

Mercer will continue as CEO of the combined company, overseeing the vision and evolution of the company and Wendel will continue as President.  They are joined by Volta’s executive team: Chief Strategy Officer, Drew Lipsher; General Counsel, Jim DeGraw; CFO, Debra Crow, CTO, Praveen Mandal; CMO, Nadya Kohl; and CRO, Brandt Hastings.  The combined company’s board (subject to shareholder approval) will include existing members from Volta and Tortoise Acquisition Corp. II, including Cubbage, Mercer, Wendel, and investors Eli Aheto from Virgo Investment Group and John Tough from Energize Ventures.  The combined company board will be rounded out with an independent slate including Kathy Savitt (President and Chief Commercial Officer, Boom Supersonic and former CMO and Head of Global Media at Yahoo!), and Martin Lauber (Advertising industry entrepreneur, Managing Partner at 19York).

Transaction Overview

The pro forma implied market capitalization of the combined company is over $2 billion, at the $10.00 per share PIPE subscription price and assuming minimal public shareholders of Tortoise Acquisition Corp. II exercise their redemption rights. The company will receive an aggregate of approximately $600 million of net proceeds from an upsized $300 million PIPE, and $345 million of cash held in trust assuming minimal public shareholders of Tortoise Acquisition Corp. II exercise their redemption rights.

These funds will be used to accelerate product commercialization, product production, demand generation efforts, operational growth and for general corporate purposes. The boards of directors of both Tortoise Acquisition Corp. II and Volta Industries unanimously approved the transaction. Completion of the proposed transaction is subject to, among other things, the approval of the shareholders of Tortoise Acquisition Corp. II, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions and is expected to occur late in the second quarter of 2021. All existing Volta shareholders and investors will continue to hold their equity ownership in the combined company, including Volta management and others.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor, and Orrick, Herrington & Sutcliffe, LLP is serving as legal advisor to Volta. Barclays Capital Inc. served as exclusive M&A advisor to Tortoise Acquisition Corp. II.  Barclays Capital Inc. and Goldman Sachs & Co. LLC served as joint-placement agents on the PIPE offering. Vinson & Elkins L.L.P. is serving as legal advisor to Tortoise Acquisition Corp. II.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Tortoise Acquisition Corp. II’s proposed acquisition of Volta, Tortoise Acquisition Corp. II’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Tortoise Acquisition Corp. II and Volta disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Tortoise Acquisition Corp. II and Volta caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Tortoise Acquisition Corp. II or Volta. In addition, Tortoise Acquisition Corp. II cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Tortoise Acquisition Corp. II or Volta following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Tortoise Acquisition Corp. II, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Tortoise Acquisition Corp. II’s or Volta’s current plans and operations as a result of the announcement of the transactions; (v) Volta’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Volta to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Volta may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Tortoise Acquisition Corp. II’s periodic filings with the Securities and Exchange Commission (the “SEC”), including Tortoise Acquisition Corp. II’s final prospectus for its initial public offering filed with the SEC on September 14, 2020. Tortoise Acquisition Corp. II’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Conference Call Information

Volta and Tortoise will co-host an investor conference call to discuss the proposed transaction today, Monday, February 8, 2021 at 8:30 am ET. For those who wish to listen to the call, please dial 1-877-705-6003 (U.S.) or 1-201-493-6725 (international). A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (international). The passcode for the call and the replay is 13716239. A live webcast of the call will be available here.

About Volta

For over a decade, Volta has been building a nationwide electric vehicle charging network to drive the world forward. Named after Alessandro Volta, the inventor of the electric battery, Volta’s award-winning charging stations benefit brands, consumers, and real-estate locations by providing valuable advertising space to businesses and free charging to drivers. Strategically located in places where consumers already spend their time and money, Volta’s chargers are among the most used electric vehicle charging stations in the United States.  Headquartered in San Francisco, Volta is bringing to communities the means of building a sustainable fueling network for the 21st century. To learn more, visit www.voltacharging.com.

About Tortoise Acquisition Corp. II

Tortoise Acquisition Corp. II (NYSE: SNPR) is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Tortoise Acquisition Corp. II’s expertise spans across the entire energy and infrastructure value chain. Our strategy has been to combine with a company to take advantage of the global opportunities created by the energy transition including clean energy generation and storage, alternative fuels and transportation, technological advances and changes in energy policies.  To learn more, visit https://tortoisespac.com.

Important Information for Investors and Shareholders

In connection with the proposed business combination, Tortoise Acquisition Corp. II will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC. The Registration Statement will include a proxy statement/prospectus of Tortoise Acquisition Corp. II. Additionally, Tortoise Acquisition Corp. II will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Tortoise Acquisition Corp. II are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Tortoise Acquisition Corp. II and its directors and officers may be deemed participants in the solicitation of proxies of Tortoise Acquisition Corp. II’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tortoise Acquisition Corp. II’s executive officers and directors in the solicitation by reading Tortoise Acquisition Corp. II’s final prospectus for its initial public offering filed with the SEC on September 14, 2020, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Tortoise Acquisition Corp. II’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Media Contacts:

Volta Investor Relations:

Solebury Trout

IR@voltacharging.com

Volta Media Contact:

Goodman Media International, Inc.

VoltaPR@goodmanmedia.com

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